Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SPARTAN STORES, INC.
(Exact Name of Registrant as Specified in Its Charter)
__________________

Michigan (State or Other Jurisdiction of Incorporation or Organization)	38-0593940 (I.R.S. Employer Identification Number)

850 76th Street, SW P.O. Box 8700 Grand Rapids, Michigan (Address of Principal Executive Offices)	49518 (Zip Code)

SPARTAN STORES, INC.
SUPPLEMENTAL SAVINGS PLAN FOR DIRECTORS
(Full Title of the Plan)

Craig C. Sturken President and Chief Executive Officer Spartan Stores, Inc. 850 76th Street, SW P.O. Box 8700 Grand Rapids, Michigan 49518	Copies to:	Alex J. DeYonker Warner Norcross & Judd LLP 900 Fifth Third Center Grand Rapids, Michigan 49503-2487

(Name and Address of Agent For Service)

(616) 878-2000
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE
Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee
Deferred Compensation Obligations(1)	$1,500,000.00	Not Applicable	$1,500,000.00	$121.35

(1)

The Deferred Compensation Obligations are unsecured obligations of Spartan Stores, Inc. to pay deferred compensation in the future in accordance with the terms of the Spartan Stores, Inc. Supplemental Savings Plan for Directors.

(2)	Estimated solely for the purpose of calculating the registration fee.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

                    The following documents filed with the Securities and Exchange Commission are incorporated in this registration statement by reference:

          (a)          The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

          (b)          All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

                    All documents subsequently filed by the Registrant (also referred to as "Spartan Stores") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents.

Item 4.           Description of Securities.

                    The Registrant will provide members of the board of directors the opportunity to agree to the deferral of a specified percentage of their directors' fees under the Spartan Stores, Inc. Supplemental Savings Plan for Directors (the "Plan"). The related obligations of the Registrant (the "Obligations") will be unsecured general obligations of the Registrant to pay the deferred compensation in the future in accordance with the terms of the Plan. Therefore, the Obligations will be subject to the claims of the Registrant's general creditors and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

                    The amount of compensation to be deferred by each director who participates in the Plan (a "Participant") will be determined in accordance with the Plan, based on elections by each Participant. The Obligations will be indexed to one or more investment options chosen by each Participant from a list of investment media, including the Registrant's common stock. Spartan Stores' Obligations to each Participant will be adjusted to reflect the investment experience, whether positive or negative, of the Participant's chosen investment options, including any appreciation or depreciation.

                    The Plan provides that Obligations are redeemable only upon a Participant's death or termination as a member of the board of directors of the Registrant. The Obligations will be denominated and be payable in United States dollars.

                    The Obligations are not convertible into another security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default. A Participant's benefits under the Plan may not be assigned or encumbered. The Registrant reserves the right to amend or terminate the Plan at any time.

Item 5.           Interests of Named Experts and Counsel.

                    None.

Item 6.           Indemnification of Directors and Officers.

                    The Registrant has the power to indemnify its directors, officers, employees and agents against liability for certain acts pursuant to Sections 561 through 571 of the Michigan Business Corporation Act. Pursuant to its Amended and Restated Articles of Incorporation and Bylaws, the Registrant may indemnify a director, officer, employee or agent for liabilities reasonably incurred resulting from any pending, threatened or completed action or proceeding arising out of such person's position with the Registrant. The Registrant has insured or indemnified its directors and officers against certain liabilities that may arise under the Securities Act of 1933.

Item 7.           Exemption from Registration Claimed.

                    Not applicable.

Item 8.           Exhibits.

                    The following exhibits have been filed or incorporated by reference as part of this Registration Statement:

Exhibit Number	Document

4.1	Spartan Stores, Inc. Supplemental Savings Plan for Directors.

4.2

Amended and Restated Articles of Incorporation of Spartan Stores, Inc. Previously filed as Annex B to the prospectus and joint proxy statement contained in Spartan Stores' Pre-Effective Amendment No. 1 to Registration Statement on Form S-4, filed on June 5, 2000. Incorporated herein by reference.

4.3

Amended and Restated Bylaws of Spartan Stores, Inc. Previously filed as an exhibit to Spartan Stores' Quarterly Report on Form 10-Q for the period ended September 13, 2003. Here incorporated by reference.

5	Opinion of Warner Norcross & Judd llp.

23.1	Consent of Independent Public Accountants.

23.2	Consent of Warner Norcross & Judd llp (included in Exhibit 5 and incorporated herein by reference).

24	Powers of Attorney.

Item 9.          Undertakings.

          (a)          The undersigned registrant hereby undertakes:

          (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (h)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on this 5th day of December, 2003.

SPARTAN STORES, INC. (Registrant)

By /s/ Craig C. Sturken
Craig C. Sturken Chairman of the Board, President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date	Signature

December 5, 2003	/s/ M. Shân Atkins*
M. Shân Atkins Director

December 5, 2003	/s/ Dr. Frank M. Gambino*
Dr. Frank M. Gambino Director

December 5, 2003	/s/ Gregory P. Josefowicz*
Gregory P. Josefowicz Director

December 5, 2003	/s/ Elizabeth A. Nickels*
Elizabeth A. Nickels Director

December 5, 2003	/s/ Timothy J. O'Donovan*
Timothy J. O'Donovan Director

December 5, 2003	/s/ Craig C. Sturken
Craig C. Sturken Director

December 5, 2003	/s/ Kenneth T. Stevens*
Kenneth T. Stevens Director

December 5, 2003	/s/ James F. Wright*
James F. Wright Director

December 5, 2003	/s/ David M. Staples
David M. Staples Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

*By /s/ Alex J. DeYonker
Alex J. DeYonker Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Document

4.1	Spartan Stores, Inc. Supplemental Savings Plan for Directors.

4.2

Amended and Restated Articles of Incorporation of Spartan Stores, Inc. Previously filed as Annex B to the prospectus and joint proxy statement contained in Spartan Stores' Pre-Effective Amendment No. 1 to Registration Statement on Form S-4, filed on June 5, 2000. Incorporated herein by reference.

4.3

Amended and Restated Bylaws of Spartan Stores, Inc. Previously filed as an exhibit to Spartan Stores' Quarterly Report on Form 10-Q for the period ended September 13, 2003. Here incorporated by reference.

5	Opinion of Warner Norcross & Judd llp.

23.1	Consent of Independent Public Accountants.

23.2	Consent of Warner Norcross & Judd llp (included in Exhibit 5 and incorporated herein by reference).

24	Powers of Attorney.